EXHIBIT 99.1

For more information, contact:
Investor Relations
(713) 634-7775
Email: investor@furmanite.com

FURMANITE CORPORATION RETAINS LAZARD FRERES AND
ADDS THREE NEW INDEPENDENT DIRECTORS

Lazard Frères to Assist in Evaluating Potential Transaction
And Other Strategic Alternatives

Executes Agreement with Mustang Capital Related to 2015 Annual Meeting of Stockholders;
Will Reschedule 2015 Annual Meeting

HOUSTON, TEXAS (May 6, 2015) – Furmanite Corporation (“Furmanite” or the “Company”) (NYSE: FRM) today announced that it has reached an agreement with Mustang Capital Management, LLC (“Mustang Capital”) with respect to Furmanite’s 2015 Annual Meeting of Stockholders. The Company also announced today that the Furmanite Board of Directors (the “Board”) has retained Lazard Frères & Co. (“Lazard”) as financial advisor to assist in evaluating the previously disclosed written non-binding indication of interest from a strategic acquirer for a transaction in which all Furmanite stockholders would receive cash for their shares, at a substantial premium to current market prices.

The Board has agreed, effective immediately, to increase the size of the Board to seven and to name Jeffery G. Davis, David E. Fanta and John K.H. Linnartz to fill the vacancies on the Board. These three new independent directors and the four incumbent members of the Furmanite Board, Kathleen G. Cochran, Kevin R. Jost, chief executive officer Joseph E. Milliron, and Ralph J. Patitucci, will stand for reelection at the Furmanite 2015 Annual Meeting of Stockholders. Sangwoo “Bill” Ahn, Furmanite’s Presiding Non-Executive Director and Chairman of the Board, has retired from the board, effective today.

The Furmanite Board has also agreed to form a transaction committee consisting of Messrs. Milliron, Fanta and Jost to oversee the evaluation of the previously disclosed indication of interest relating to an acquisition of all outstanding shares of Furmanite common stock. The transaction committee, with the assistance of Lazard, will evaluate the proposal and any other strategic alternatives that may be presented and make recommendations to the full reconstituted Board. Furmanite does not intend to provide additional updates on the evaluation or negotiation process until a definitive agreement has been reached or discussions and/or negotiations have terminated.

In connection with the settlement agreement and the appointment of the new directors, the Company has agreed that it will cancel the Annual Meeting scheduled for May 7, 2015 in order to provide stockholders with an amended definitive proxy statement and related materials to help inform their vote. A new record date and meeting date for the rescheduled Annual Meeting will be announced in due course.

Mr. Milliron said, “Over the last several years, Furmanite has aggressively transformed its business to accelerate growth and profitability, and we are making significant progress on our strategic initiatives. We look forward to working constructively together with Mr. Davis, Mr. Fanta and Mr. Linnartz, and to benefiting from their extensive operating experience and deep industry knowledge as we continue to enhance value for all Furmanite stockholders.”

John Linnartz, Managing Member of Mustang Capital, said, “Furmanite has solid fundamentals and significant growth potential. We believe that stockholders will benefit from the experience and fresh perspectives that the new directors will bring to the Board to build on the progress made by the Board and management team and to create additional value for stockholders.”

In connection with today’s announcements, Furmanite has also entered into an agreement with Mustang Capital, which owns approximately 3.84% of Furmanite’s outstanding shares, whereby Mustang Capital has agreed not to solicit proxies in connection with the 2015 Annual Meeting and to vote its shares for the Board's seven director nominees.

Wachtell, Lipton Rosen & Katz is acting as legal counsel to the Furmanite Board and Schulte Roth & Zabel LLP is acting as legal counsel to Mustang Capital.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION

In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation will file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement when it becomes available and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement will also be available in the "Investors" section of the Company's website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers will be included n the definitive proxy statement for the 2015 Annual Meeting when it becomes available.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

2